EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES COMMENCEMENT OF OPERATIONS OF THE ATWOOD AURORA UNDER ITS TWO-YEAR CONTRACT OFFSHORE EGYPT

Houston, Texas
April 30, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE – ATW) a Houston-based International Drilling Contractor, announced that on April 21, 2009, the new-build ultra premium jack-up, ATWOOD AURORA (owned by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) commenced operations under its two-year contract with RWE Dea Nile GmbH (“RWE Dea”) offshore Egypt.  Delays due to weather conditions negatively impacted the final commissioning process and the final rig placement. A longer than expected period for completing the commissioning of certain equipment to commence operations resulted in an adjustment in the dayrate to $133,000 which commenced on April 21, 2009.  Certain net mobilization costs estimated to be approximately $1 million will be paid to RWE Dea.  The contract includes a cost escalation clause and provides an option to add one additional year at a dayrate of US$178,000.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact: Jim Holland
281-749-7804